Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-1 of our report dated March 8, 2017, except for the effects of the share split discussed in note 1d to the consolidated financial statements, as to which the date is April 24, 2017 relating to the financial statements of Urogen Pharma Ltd., which appears in the Registration Statement on Form F-1 (No. 333-222558). We also consent to the reference to us under the heading “Experts” in the Registration Statement on Form F-1 (No. 333-222558).

Tel-Aviv, Israel	/s/Kesselman & Kesselman
January 18, 2018	Certified Public Accountants (lsr.)
A member firm of PricewaterhouseCoopers International Limited

Kesselman & Kesselman, Trade Tower, 25 Hamered Street, Tel-Aviv 6812508, Israel,

P.O. Box 50005 Tel-Aviv 6150001    Telephone: +972 -3- 7954555, Fax:+972 -3- 7954556, www.pwc.com/il